Exhibit 99.1

ATYR PHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of aTyr Pharma, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. In furtherance of this purpose, effective as of the effective time of the registration statement for the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:1

Cash Retainers

Annual Retainer for Board Membership: $40,000.00 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”). No additional compensation for attending individual Board meetings.

Additional Annual Retainers for Committee Membership and Service as Chairperson:

Board Chairperson: $30,000.00

Audit Committee Chairperson: $20,000.00

Audit Committee member: $9,000.00

Compensation Committee Chairperson: $15,000.00

Compensation Committee member: $7,000.00

Nominating and Corporate Governance Committee Chairperson: $10,000.00

Nominating and Corporate Governance Committee member: $5,000.00

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join the Board during the calendar year, and with respect to all non-employee directors for 2015, such amounts shall be pro-rated based on the number of calendar days served by such director.

1 Upon effectiveness, this policy shall supersede any prior arrangements between the Company and the directors.

Equity Retainers

Initial Equity Grant: One-time option grant to each new non-employee director upon his/her election to the Board after the Effective Date to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board.

On the date of each Annual Meeting of Stockholders: Annual option grant to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase 50,000 shares of Common Stock. Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board.

Additional Equity Grants: In addition to the foregoing, non-employee directors may also be granted such additional stock options in such amounts and on such dates as the Board may recommend.

The form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause.

All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.